Exhibit 99.1

Canadian court orders Nova Chemicals to pay Dow

CAD$1.43 billion judgment

MIDLAND, Mich. - Sept. 23, 2019 - The Court of the Queen’s Bench in Alberta, Canada, has signed a judgment ordering Nova Chemicals to pay Dow (NYSE: DOW) CAD$1.43 billion (equivalent to approximately USD$1.08 billion) on October 11, 2019, for damages Dow incurred through 2012 related to the companies’ jointly-owned ethylene asset in Joffre, Alberta, Canada.

The court, which initially ruled in June 2018, found that Nova Chemicals failed to operate the ethylene asset at full capacity for more than 10 years, and furthermore, that Nova violated several contractual agreements related to Dow receiving its share of the asset’s ethylene production. These actions resulted in reduced productivity and sales for Dow.

The signed judgment relates to damages Dow incurred through 2012. Dow anticipates receiving an additional judgment for damages owed by Nova for the post-2012 period.

Additionally, the ethylene asset is now running at a higher utilization rate and giving Dow more ethylene from an advantaged feedstock position.

The judgment is subject to appeal. Dow expects to record an accounting gain related to a portion of this judgment in the third quarter of 2019, which the Company expects to treat as a significant non-recurring item when calculating non-GAAP financial measures, including operating earnings per share.

About Dow

Dow (NYSE: DOW) combines one of the broadest technology sets in the industry with asset integration, focused innovation and global scale to achieve profitable growth and become the most innovative, customer centric, inclusive and sustainable materials science company. Dow’s portfolio of performance materials, industrial intermediates and plastics businesses delivers a broad range of differentiated science-based products and solutions for our customers in high-growth segments, such as packaging, infrastructure and consumer care. Dow operates 113 manufacturing sites in 31 countries and employs approximately 37,000 people. Dow delivered pro forma sales of approximately $50 billion in 2018. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

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For further information, please contact:

Name

Rachelle Schikorra

+1 (989) 638-4090

ryschikorra@dow.com